Exhibit 21.1

SUBSIDIARIES OF INSTITUTIONAL FINANCIAL MARKETS, INC.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
C&Co/PrinceRidge LLC	Delaware
C&Co/PrinceRidge Holdings LP	Delaware
Cira SCM, LLC	Delaware
Cohen & Compagnie	France
Cohen & Company Financial Limited	United Kingdom
Cohen & Company Financial Management, LLC	Delaware
Cohen & Company Management, LLC	Delaware
Cohen & Company Securities, LLC	Delaware
Cohen Asia Investments Ltd.	Cayman
Cohen Principal Investing, LLC	Delaware
Dekania Capital Management LLC	Delaware
Dekania Investors, LLC	Delaware
IFMI, LLC	Delaware
JVB Financial Group, L.L.C.	Florida
JVB Financial Holdings, L.L.C.	Florida